UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                             ---------------------

                                    FORM 8-K

                             ---------------------

                                 CURRENT REPORT

         Pursuant to Section 13 or 15(d) of the Securities Act of 1934 Date of Report (Date of earliest event reported): September 1, 2004
                                                      ------------------

                      SECURED DIVERSIFIED INVESTMENT, LTD.
                     -------------------------------------
             (Exact name of registrant as specified in its charter)

                                   Nevada
                                  -------
      (State or other jurisdiction of incorporation or organization)

          0-30653                                      80-0068489
   (Commission File Number)                          (IRS Employer
                                                   Identification No.)

             5030 Campus Drive
         Newport Beach, California                         92660
  (Address of Principal Executive Offices)               (Zip Code)

     Registrant's telephone number, including area code: (949) 851-1069
                                                         --------------

Item 5.02. Appointment of Officer.

      Effective on September 1, 2004, Luis Leon was appointed as the Chief Executive Officer of the Company and has entered into a one-year employment agreement with the Company. Mr. Clifford L. Strand, formerly the Chief Executive Officer has accepted the position as President. Mr. Strand will retain the position as Chairman of the Board of Directors.

      Mr. Leon has extensive experience in the acquisition, financing, operations and management of hospitality properties. Mr. Leon was the CFO of Starwood's St. Regis Monarch Beach Resort from Feb. 2002 to May 2004. Mr. Leon was also the Chief Financial Officer of Nakamichi America Corporation and Nakamichi Europe Ltd., subsidiaries of Nakamichi Corporation Japan, from Oct.2000 to Feb.2002. Prior to his appointment at Nakamichi, Mr. Leon was the Vice President of Finance of the hotel division (Sutton Place Grande Hotels Group) with corporate offices located in Newport Beach, CA. consisting of a group of four and five star luxury hotels located in Vancouver, Toronto, Chicago and Newport Beach.

      The employment agreement with Mr. Leon provides that until January 1, 2005, Mr. Leon will be required to devote only 80 hours per month to Company matters while he winds up consulting agreements to other firms. Commencing January 1, 2005, Mr. Leon will dedicate full time to the Company. Mr. Leon's salary will be $8,500 per month until January 1, 2005 and $200,000 annually thereafter. The Company has agreed to grant to Mr. Leon options to purchase 250,000 shares at an exercise price of $.65 per share, pursuant to the Company's 2003 Employee Stock Incentive Plan, of which 50,000 shares vested immediately and 200,000 vest monthly over the one-year term of employment. The employment agreement will automatically renew for successive one-year terms if not terminated by either party.

      Mr. Leon has no family relationships with any other executive officer or director of the Company.

      The Company currently does not have an audit committee financial expert serving on its audit committee but is currently searching for qualified candidates to fulfill such position.

99.1  Press Release


                                SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2004


SECURED DIVERSIFIED INVESTMENT, LTD.

By: /s/ LUIS LEON
-------------------------------------------
Luis Leon, Chief Executive Officer


                              EXHIBIT INDEX

Exhibit Number          Description


99.1  Press Release